September 25, 2015
Eagle Rock Energy Partners, L.P. Announces Third Quarter 2015 Prorated Cash Distribution

HOUSTON-September 25, 2015-(GLOBE NEWSWIRE)-Eagle Rock Energy Partners, L.P. (“Eagle Rock”) (NASDAQ: EROC) today declared that the Board of Directors approved, contingent on the closing of the merger (the “Merger”) with a subsidiary of Vanguard Natural Resources, LLC (“Vanguard”), a prorated third quarter 2015 cash distribution for the months of July and August of $0.0467 per outstanding common unit (including eligible restricted common units), equivalent to $0.2802 on an annualized basis. The distribution is expressly conditioned upon the closing of the Merger on or before October 14, 2015. If the Merger is completed as Eagle Rock currently expects, the distribution will be paid on October 15, 2015 to all unitholders of record as of the close of business on October 5, 2015.

Eagle Rock has declared this prorated quarterly distribution for the months of July and August 2015 because Vanguard pays distributions on a monthly basis. After completion of the Merger, in addition to the aforementioned one-time two-month prorated distribution, Eagle Rock unitholders will be entitled to receive future distributions as declared and paid on their Vanguard common units received in the Merger and held through the applicable distribution record date. If the Merger is completed as Eagle Rock currently expects, Eagle Rock expects Vanguard’s first regular distribution to former Eagle Rock unitholders to be for the month of September 2015.

As previously announced on May 21, 2015, Eagle Rock and Vanguard signed a definitive merger agreement pursuant to which Vanguard will acquire Eagle Rock in a unit for unit exchange. The Merger is subject to customary closing conditions, including the approval of Eagle Rock and Vanguard unitholders, and is expected to close on October 8, 2015.
Additional Information about the Proposed Transactions

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Vanguard has filed with the SEC a registration statement on Form S-4 that included a Joint Proxy Statement of Vanguard and Eagle Rock and a Prospectus of Vanguard. Each of Eagle Rock and Vanguard also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Vanguard are available free of charge on Vanguard’s internet website at http://www.vnrllc.com or by contacting Vanguard’s Investor Relations Department by email at investorrelations@vnrllc.com or by phone at (832) 327-2234. Copies of the documents filed with the SEC by Eagle Rock are available free of charge on Eagle Rock’s internet website at http://www.eaglerockenergy.com or by contacting Eagle Rock’s Investor Relations Department by email at info@eaglerockenergy.com or by phone at  (281) 408-1203.

Participants in the Solicitation

Vanguard, Eagle Rock, and their respective directors, executive officers and other members of their management and employees may be deemed to be “participants” in the solicitation of proxies in connection with the proposed merger. Investors and security holders may obtain information regarding Vanguard’s directors, executive officers and other members of its management and employees in Vanguard’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, Vanguard’s proxy statement for its 2015 annual meeting, which was filed with the SEC on April 20, 2015, and any subsequent statements of changes in beneficial ownership on file with the SEC. Investors and security holders may obtain information regarding Eagle Rock’s directors, executive officers and other members of their management and employees in Eagle Rock’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015, Eagle Rock’s proxy statement for its annual meeting, which was filed with the SEC on March 31, 2015 and any subsequent statements of changes in beneficial ownership on file with the SEC. These documents can be obtained free of charge from the sources listed above. Additional information regarding the direct and indirect interests of these individuals is included in the joint proxy statement/prospectus regarding the proposed transaction.

Cautionary Statement Regarding Forward-Looking Information

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed transaction to Vanguard and Eagle Rock and their unitholders, the anticipated completion of the proposed transaction or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as we “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “predict,” “project,” “foresee,” “believe,” “will” or “should,” “would,” “could,” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Vanguard, Eagle Rock or of the combined company. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to: the ability to obtain unitholder approval of the proposed transaction; the ability to complete the proposed transaction on anticipated terms and timetable; Vanguard’s and Eagle Rock’s ability to integrate successfully after the transaction and achieve anticipated benefits from the proposed transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Vanguard or Eagle Rock; declines in oil, NGL or natural gas prices; the level of success in exploitation, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing of exploitation and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; risks related to level of indebtedness and periodic redeterminations of the borrowing base under Vanguard’s and Eagle Rock’s credit agreements; the ability of Vanguard and Eagle Rock to comply with covenants contained in the agreements governing their indebtedness; ability to generate sufficient cash flows from operations to meet the internally funded portion of any capital expenditures budget; ability to obtain external capital to finance exploitation and development operations and acquisitions; federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; failure of properties to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; risks arising out of hedging transactions. Eagle Rock and Vanguard caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors are contained in Eagle Rock’s and Vanguard’s Annual Reports on Form 10-K for the period ended December 31, 2014, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s website, http://www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, neither Vanguard nor Eagle Rock intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

About Eagle Rock Energy Partners, L.P.

Eagle Rock Energy Partners, L.P. is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. Eagle Rock is headquartered in Houston, Texas. For more information, visit Eagle Rock’s website at www.eaglerockenergy.com.
Investor Contacts:

Eagle Rock Energy Partners, L.P.
Investor Relations Contact
Chad Knips, 281-408-1203
Director, Corporate Finance and Investor Relations
c.knips@EagleRockEnergy.com